UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report February 10, 2006

Commission			IRS Employer
File		State of	Identification
Number	Registrant	Incorporation	Number

1-7810	Energen Corporation	Alabama	63-0757759

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326-2700 (Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	Termination of a Material Definitive Agreement

(a)	Notice of Termination

Energen Corporation's ("Energen") subsidiary, Energen Resources Corporation ("ERC"), is the lessee under an Occluded Gas Lease dated January 1, 1986, between ERC and United States Steel Corporation ("U.S. Steel") as lessor. The leasehold provides coalbed methane rights in Alabama's Black Warrior Basin. As the result of a 2004 conveyance from U.S. Steel to RGGS Land and Minerals LTD, L.P. ("RGGS"), RGGS became the lessor under the lease. RGGS is a privately held entity based in Houston, Texas.

In January 2006, RGGS filed a lawsuit in Jefferson County, Alabama, alleging breach of contract with respect to ERC's calculation of certain allowed costs and failure to pay in a timely manner certain amounts due RGGS. RGGS seeks a declaratory judgment with respect to the parties' rights under the lease, reformation of the lease, monetary damages and termination of ERC's rights under the lease. Separately, on February 6, 2006, ERC received notice of immediate lease termination from RGGS.

RGGS has adopted positions contrary to the 17 years of course of dealing between ERC and its original contracting partner, U.S. Steel. ERC believes that RGGS' assertions are without merit and that the notice of lease termination is ineffective. ERC intends to vigorously defend its rights under the lease. ERC expects to prevail, has made no accrual with respect to the litigation or purported lease termination, and remains in possession of the lease.

Approximately 120,000 acres in Jefferson and Tuscaloosa counties, Alabama, are subject to the lease. As of December 31, 2005, Energen's consolidated balance sheet included approximately $96 million in net oil and gas properties associated with the lease. During 2005, ERC's production associated with the lease was approximately 11 billion cubic feet.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION

February 10, 2006	By /s/ G. C. Ketcham

G. C. Ketcham Executive Vice President, Chief Financial Officer and Treasurer of Energen Corporation